$3,000,000,000

SLM Corporation

EdNotes®

For the Period: 12/12/2005 to 12/19/2005

Coupon	Interest	Maturity	Callable	Survivor’s Option	Price(1)	Yield(2)	Moody’s	S&P	CUSIP
FLT (a)	Monthly (b)	3/15/09	NO	NO	100.00	FLT	A2	A	78490FWP0

*Settlement Date - Thursday, December 22, 2005

**Pricing Supplement as of Monday, December 19, 2005

(a) 12 month percent change in CPI-U+160bps, reset monthly, but in no case less than 0%. Initial coupon 6.29% (Sept CPI-U 4.69% + Spread 1.60%)

(b) First payment date 1/15/2006

(1) Prices are quoted as a percentage of par.

(2) Yields are quoted on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

LaSalle Broker Dealer Services Division is comprised of divisions from LaSalle Bank N.A. (MEMBER FDIC) and its wholly owned nonbank subsidiary, LaSalle Financial Services, Inc. (MEMBER NASD/SIPC)

LaSalle Direct Access Notes are distributed by LaSalle Financial Services, Inc.

Products offered through LaSalle Financial Services, Inc. are not insured by the FDIC or any government agency; are not deposits, obligations, or guaranteed by any bank; and involve investment risks, including the possible loss of the principal amount invested.